The Bank of Nova Scotia
ANNUAL
INFORMATION
FORM
DECEMBER 3, 2010

TABLE OF CONTENTS

Distribution Notice	1
Financial Data	1
Forward-looking Statements	1
CORPORATE STRUCTURE	2
Name, Address and Place of Incorporation	2
Intercorporate Relationships	2
GENERAL DEVELOPMENT OF THE BANK’S BUSINESS	2
Three-Year History	2
DESCRIPTION OF THE BANK’S BUSINESS	3
General Summary	3
Social and Environmental Policies	6
Risk Factors	6
DIVIDENDS	7
DESCRIPTION OF THE BANK’S CAPITAL STRUCTURE	8
Common Shares	8
Preferred Shares — General	8
Certain Provisions of the Preferred Shares	9
Dividends	9
Redemption	9
Rights Upon Dissolution or Winding-Up	9
Restrictions on Dividends and Retirement of Shares	10
Exchange Rights	10
Conversion Rights	10
Purchase for Cancellation	11
Issuance of Other Series of Preferred Shares	11
Voting Rights	11
Certain Provisions of Authorized Preferred Shares of the Bank	11
Dividends	11
Redemption	12
Rights Upon Dissolution or Winding-Up	12
Restrictions on Dividends and Retirement of Shares	12
Conversion Rights	12
Purchase for Cancellation	13
Issuance of Other Series of Preferred Shares	13
Voting Rights	13
Constraints on Ownership of the Bank’s Shares	14
Credit Ratings of Securities and Liquidity	14
Moody’s Investor Service	14
Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.	14
Fitch Ratings	15
DBRS Limited	15
MARKET FOR SECURITIES OF THE BANK	15
Trading Price and Volume of the Bank’s Common and Preferred Shares on the Toronto Stock Exchange	16
Prior Sales	17
DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK	17
Directors and Board Committees of the Bank	17
Executive Officers of the Bank	19
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	21
Shareholdings of Management	22
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	22
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	22
TRANSFER AGENT AND REGISTRAR	22
CONFLICTS OF INTEREST	22

EXPERTS	22
THE BANK’S AUDIT AND CONDUCT REVIEW COMMITTEE	23
ADDITIONAL INFORMATION	24
Schedule A	26
Schedule B	27

Distribution Notice
When this annual information form is provided to security holders or other interested parties, it must be accompanied by copies of all the documents (or excerpts thereof) incorporated herein by reference. Portions of this Annual Information Form of The Bank of Nova Scotia (the “Bank”) dated December 3, 2010 (the “AIF”), are disclosed in the Management’s Discussion and Analysis for the year ended October 31, 2010 (the “MD&A”). The MD&A is also available on SEDAR at www.sedar.com.
Financial Data
Except as otherwise noted, all information is given at or for the year ended October 31, 2010. Amounts are expressed in Canadian dollars. Financial information is presented in accordance with Canadian generally accepted accounting principles.
Forward-looking Statements
Our public communications often include oral or written forward-looking statements. Statements of this type are included in this document, and may be included in other filings with Canadian securities regulators or the U.S. Securities and Exchange Commission, or in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. Forward-looking statements may include comments with respect to the Bank’s objectives, strategies to achieve those objectives, expected financial results (including those in the area of risk management), and the outlook for the Bank’s businesses and for the Canadian, United States and global economies. Such statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intent,” “estimate,” “plan,” “may increase,” “may fluctuate,” and similar expressions of future or conditional verbs such as “will,” “should,” “would” and “could”.
By their very nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward-looking statements will not prove to be accurate. Do not unduly rely on forward-looking statements, as a number of important factors, many of which are beyond our control, could cause actual results to differ materially from the estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: the economic and financial conditions in Canada and globally; fluctuations in interest rates and currency values; liquidity; significant market volatility and interruptions; the failure of third parties to comply with their obligations to us and our affiliates; the effect of changes in monetary policy; legislative and regulatory developments in Canada and elsewhere, including changes in tax laws; the effect of changes to our credit ratings; amendments to, and interpretations of, risk-based capital guidelines and reporting instructions and liquidity regulatory guidance; operational and reputational risks; the risk that the Bank’s risk management models may not take into account all relevant factors; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; the Bank’s ability to expand existing distribution channels and to develop and realize revenues from new distribution channels; the Bank’s ability to complete and integrate acquisitions and its other growth strategies; changes in accounting policies and methods the Bank uses to report its financial condition and the results of its operations, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital markets activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; unexpected changes in consumer spending and saving habits; technological developments; fraud by internal or external parties, including the use of new technologies in unprecedented ways to defraud the Bank or its customers; consolidation in the Canadian financial services sector; competition, both from new entrants and established competitors; judicial and regulatory proceedings; acts of God, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments, including terrorist acts and war on terrorism; the effects of disease or illness on local, national or international economies; disruptions to public infrastructure, including transportation, communication, power and water; and the Bank’s anticipation of and success in managing the risks implied by the foregoing. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. These and other factors may cause the Bank’s actual performance to differ materially from that contemplated by forward-looking statements. For more information, see the discussion on pages 62 to 77 inclusive, of the Bank’s 2010 MD&A and those pages are incorporated herein by reference.

The preceding list of important factors is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Bank and its securities, investors and others should carefully consider the preceding factors, other uncertainties and potential events. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.
CORPORATE STRUCTURE
Name, Address and Place of Incorporation
The Bank was granted a charter under the laws of the Province of Nova Scotia in 1832 and commenced operations in Halifax, Nova Scotia in that year. Since 1871, the Bank has been a chartered bank under the Bank Act (Canada) (the “Bank Act”). The Bank is a Schedule I bank under the Bank Act and the Bank Act is its charter. The head office of the Bank is located at 1709 Hollis Street, Halifax, Nova Scotia, B3J 3B7 and its executive offices are at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1. A copy of the Bank’s by-laws is available on www.sedar.com.
Intercorporate Relationships
Each international principal subsidiary of the Bank is incorporated or established and existing under the laws of the jurisdiction in which its principal office is located, with the exceptions of Scotia Holdings (US) Inc. and Scotiabanc Inc., which are incorporated and existing under the laws of the State of Delaware. Each Canadian principal subsidiary of the Bank is incorporated or established and existing under the laws of Canada, with the exceptions of: BNS Capital Trust, Scotia Asset Management L.P., Scotia Capital Inc., Scotia Securities Inc., Scotiabank Capital Trust, Scotiabank Subordinated Notes Trust and Scotiabank Tier 1 Trust, which are incorporated or established and existing under the laws of the Province of Ontario.
The Bank’s principal subsidiaries are listed on Schedule “A”.
GENERAL DEVELOPMENT OF THE BANK’S BUSINESS
Three-Year History
The Bank is one of North America’s premier financial institutions and Canada’s most international bank. Through its team of more than 70,000 employees, the Bank and its affiliates offer a broad range of products and services, including personal, commercial, corporate and investment banking to more than 18.6 million customers in more than 50 countries around the world.
In the fiscal year ended October 31, 2010, the Bank’s net income available to common shareholders was $4,038 million, an increase of $677 million or 20% higher than 2009. Earnings per share (on a diluted basis) were $3.91, up 18% from $3.31 in 2009. Return on equity was 18.3%. In fiscal 2010, the Bank’s actual dividend payout ratio was 50%, compared to 59% in 2009.
In the fiscal year ended October 31, 2009, the Bank’s net income available to common shareholders was $3,361 million, an increase of $328 million or 10.8% higher than 2008. Earnings per share (on a diluted basis) were $3.31, up 8.5% from $3.05 in 2008. Return on equity was 16.7%. In fiscal 2009, the Bank’s actual dividend payout ratio was 59%, down from 63% in 2008.
In the fiscal year ended October 31, 2008, the Bank’s net income available to common shareholders was $3,033 million, a decrease of $961 million or 24% lower than 2007. Earnings per share (on a diluted basis) were $3.05, down 24% from $4.01 in 2007. Return on equity was 16.7%, compared to 22% in 2007. In fiscal 2008, the Bank’s actual dividend payout ratio was 63%, up from 43% in 2007.

DESCRIPTION OF THE BANK’S BUSINESS
General Summary
On September 7, 2010, the Bank announced changes to its organizational structure which became effective from October 1, 2010. For fiscal 2011, the Bank has reorganized from three to four major business lines and will be operating through: Canadian Banking, International Banking, Scotia Capital and Global Wealth Management. For the financial year ending October 31, 2010, however, the Bank operated under the three business lines of Canadian Banking, International Banking and Scotia Capital, and therefore is reporting the financial results of its operations on that basis. A profile of each of the Bank’s four major business lines is discussed below and additional information on the Bank’s business lines is available in the 2010 MD&A, on pages 52 to 61 inclusive, and those pages are herein incorporated by reference. Beginning in fiscal 2011, the Bank will report its financial results and operations under the four business lines.
     Canadian Banking
Canadian Banking provides a full range of banking and investing services to more than 7.6 million customers across Canada, through a network of 1,024 branches, 2,998 ABMs, as well as telephone, Internet banking and third party channels. Canadian Banking includes two main businesses which are Retail and Small Business Banking and Commercial Banking, a description of each is outlined below:
•	Retail and Small Business Banking provides mortgages, loans, credit cards, investments, and day-to-day banking products to individuals and small businesses.

•	Commercial Banking delivers a full product suite to medium and large businesses, including banking, cash management, lending and leasing.
     International Banking
International Banking encompasses Scotiabank’s retail and commercial banking operations in more than 45 countries outside Canada — an international presence unmatched by our domestic competitors. More than 48,000 employees, including subsidiaries and affiliates, provide a full range of financial services to 11 million customers through a network of over 2,000 branches and offices, 3,686 ABMs, telephone and Internet banking, in-store banking kiosks, and specialized sales forces. The Bank operates in the following geographic regions: the Caribbean and Central America, Mexico, Latin America and Asia.
     Scotia Capital
Scotia Capital is the wholesale banking arm of the Scotiabank Group. It offers a wide variety of products to corporate, government and institutional investor clients. Scotia Capital is a full-service lender and investment dealer in Canada and Mexico and offers a wide range of products in the U.S. and other parts of Latin America. It also provides select products and services to niche markets in Europe and Asia. Since October 1, 2010, this includes wholesale banking products and services in Latin America and Asia-Pacific previously offered through the Bank’s International Banking business line.
Scotia Capital provides corporate lending, equity and debt underwriting, and mergers and acquisitions advisory services, as well as capital markets products and services, such as fixed income, derivatives, prime brokerage, securitization, foreign exchange, equity sales, trading and research and, through ScotiaMocatta, precious and base metals.
     Global Wealth Management
Global Wealth Management is comprised of the wealth management, insurance and Global Transaction Banking businesses. This new business line brings together a number of the Bank’s global growth platforms to drive revenue growth across multiple geographies and businesses, within a strong global perspective. Global Wealth Management will collaborate with and strengthen partnership relationships with Canadian Banking, International Banking and Scotia Capital.

     Competition
The Canadian banking system consists of six major Canadian banks, each of which maintains an extensive branch network, augmented with ABMs, telephone and Internet banking facilities. In addition to the six major Canadian banks, the banking system includes 16 smaller domestic banks, 56 foreign banks and over 1,000 credit unions and caisses populaires. In total, the Canadian financial services industry includes more than 3,500 institutions such as life insurance companies, property and casualty insurers, consumer finance companies, independent investment dealers and independent retail mutual fund management companies.
The Bank provides a broad range of banking and other financial services to retail, commercial and corporate banking clients in Canada, the United States, Mexico, the Caribbean and Central America, Latin America and Asia either directly or through subsidiaries. In providing these services, the Bank competes with local and international banks and other financial institutions.
Competition is reflected in the range of products and services offered, innovation in features, services, technology and delivery and the different pricing adopted. A good measure of the competition in the sector is the narrow margins in Canada. Canada has ranked among the countries with the lowest interest rate spreads in recent years. Increased access to the Canadian payments system has also contributed to increased competition in the marketplace. Recent changes to the Canadian Payments Act allow life insurance companies, securities dealers and money market mutual funds to offer clients chequing privileges on their accounts and permits clients to conduct electronic commerce through direct access to the Interac debit system. Another indicator of competition is new entrants into the market. A total of 18 new entrants, including seven banks and 11 foreign bank branches, received charters from the federal bank regulator between 2005 and 2009.
     Supervision and Regulation in Canada
As a Canadian Schedule I Bank, the Bank’s activities in Canada are governed by the Bank Act, which is one of four main federal statutes governing the financial services industry in Canada. The other three statutes cover trust and loan companies, insurance companies and co-operative credit associations.
In accordance with the Bank Act, an organization may engage in and carry on the business of banking and such business generally as pertains to the business of banking. The Bank Act grants Canadian chartered banks broad powers of investment in the securities of other corporations and entities, but imposes limits upon substantial investments. Under the Bank Act, generally a bank has a substantial investment in a body corporate when (a) voting rights attached to the voting shares beneficially owned by the bank and by entities controlled by the bank exceed 10% of the voting rights attached to the outstanding voting shares of the body corporate, or (b) the total number of shares of the body corporate that are beneficially owned by the bank and entities controlled by the bank represent more than 25% of the total shareholders’ equity of the body corporate. In addition, under the Bank Act, a bank has a substantial investment in an unincorporated entity where the ownership interests in such entity beneficially owned by that bank and by entities controlled by that bank exceed 25% of all ownership interests in such entity. A Canadian chartered bank is permitted to have a substantial investment in entities whose activities are consistent with those of certain prescribed permitted substantial investments. In general, a bank will be permitted to invest in an entity that carries on any financial services activity whether that entity is regulated or not. Further, a bank may generally invest in entities that carry on commercial activities that are related to the promotion, sale, delivery or distribution of a financial product or service, or that relate to certain information services. A bank may also invest in entities that invest in real property, or mutual funds or act as mutual fund distributors or that service financial institutions and the bank may have downstream holding companies to hold these investments. In certain cases, the approval of the Minister of Finance (the “Minister”) or the Superintendent of Financial Institutions Canada (the “Superintendent”) is required prior to making the investment and/or the bank is required to control the entity. Canadian chartered banks may offer through their branch network credit or charge-card related insurance, creditors’ disability insurance, creditor’s life insurance, creditors’ loss of employment insurance, creditors’ vehicle inventory insurance, export credit insurance, mortgage insurance and travel insurance. Outside bank branches, a bank may offer insurance only in the limited circumstances prescribed by the Bank Act.
Without Minister approval, no person or group of associated persons may own more than 10% of any class of shares of the Bank. No person may be a major shareholder of a bank if the bank has equity of $8 billion or more (which would include the Bank). A person is a major shareholder of a bank if: (a) the aggregate of shares of any class of voting shares beneficially owned by that person and that are beneficially owned by any entities controlled by that person is more than 20% of that class of voting shares; or (b) the aggregate of shares of any class of non-voting shares beneficially owned by that person and that are beneficially owned by any entities controlled by that person is more than 30% of that class of non-voting shares. Ownership of the Bank’s shares by Canadian or foreign governments is prohibited under the Bank Act. However, in 2009 certain amendments were made to the Bank Act that would permit the Canadian federal government to acquire shares of a bank, including the Bank, if the Minister and Governor in Council were to conclude that to do so was necessary to promote stability in the financial system. While the government holds any shares of a bank, including the Bank, the Minister may impose certain terms and conditions, including conditions on the payment by the Bank of dividends on any of its shares.
The Superintendent is responsible to the Minister for the administration of the Bank Act. The Superintendent provides guidelines for disclosure of a bank’s financial information. The Superintendent is also required to make an annual examination of each bank to ensure compliance with the Bank Act and to ensure that each bank is in sound financial condition. The report of the Superintendent’s examination is submitted to the Minister. The Bank is subject to regulation by the Canada Deposit Insurance Corporation and the Financial Consumer Agency of Canada, and the activities of the Bank in Canada are subject to various other federal statutory provisions, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act which applies to all of the Bank’s businesses in Canada. The activities of the Bank’s trust subsidiaries and insurance subsidiaries are regulated in Canada under the Trust and Loan Companies Act and the Insurance Companies Act, respectively, and under provincial laws in respect of their activities in the provinces. Certain activities of the Bank and its subsidiaries acting as securities brokers, dealers (including investment and mutual fund dealers), underwriters and advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial securities legislation and, in some cases, by self regulatory organizations, such as the Investment Industry Regulatory Organization of Canada for broker dealers and the Mutual Fund Dealers Association for mutual fund dealers.
     Supervision and Regulation Outside Canada
     United States
The activities of the Bank and its subsidiaries in the United States are subject to federal and state supervision, regulation and examination by bank regulatory and other governmental agencies. The Bank is subject to the Bank Holding Company Act of 1956 (“BHCA”) and the International Banking Act of 1978 and associated regulations of the Board of Governors of the Federal Reserve System (the “Board”). The Board and other banking regulators oversee the operation of the Bank’s branches, offices and subsidiaries in the United States. The Securities and Exchange Commission, state securities regulators and self-regulatory organizations, such as the Financial Industry Regulatory Authority, regulate its broker-dealer subsidiary.
The Bank is a “financial holding company” under the BHCA. This status allows a broad range of financial activities, including merchant banking activities, to be undertaken in the United States. In addition, the Bank owns a commercial and retail bank in the Commonwealth of Puerto Rico that is subject to various laws and regulation and examination by the Commonwealth of Puerto Rico and federal regulators and is an FDIC-insured depository institution. Provisions of the Federal Reserve Act place certain limitations and restrictions on the transactions that the Bank’s United States branches, agencies and subsidiary bank can engage in with affiliates of the Bank.
The Bank, as a non-U.S. bank with U.S. operations, is required by the U.S. Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, to take certain steps to prevent, detect and report individuals and entities involved in international money laundering and the financing of terrorism. Failure of a financial institution to comply with these requirements could have serious legal and reputational consequences for the institution.
A wide-ranging U.S. financial regulatory reform package, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), was enacted into U.S. federal law on July 21, 2010. In general, Dodd-Frank lays out numerous financial reforms in broad terms with more specific interpretive issues left to administrative rulemaking by U.S. federal financial agencies. The rulemaking process has commenced but is still in a relatively early stage. Many of the provisions of Dodd-Frank, and the administrative rules interpreting and implementing these provisions, will come into effect over the next couple of years, but some may be implemented over a longer timeframe.

As a result of the enactment of Dodd-Frank, it is expected that the activities of the Bank and its subsidiaries in the United States will become subject to certain new restrictions and heightened requirements, but the precise application and potential impact of the reforms on the Bank (both within and outside of the United States) cannot yet be predicted. Several Dodd-Frank reforms are likely to have an impact on large global banks with U.S. wholesale and retail operations, such as the Bank, and include the following:
•	New limits on the ability of banking groups to invest their own money in, and manage, “proprietary trading” and private funds activities;
•	Regulation of the over-the-counter derivatives markets, including mandatory clearing and exchange trading requirements for some derivatives products;
•	Credit-risk retention requirements in connection with the issuance of an asset-backed security;
•	Enhanced supervision and prudential standards (including liquidity and capital standards) for large banking groups operating in the United States;
•	Enhanced “financial holding company” qualification requirements (including new capital requirements for “bank holding companies”);
•	Restrictions on fees charged to retailers by credit card networks; and
•	Reform of consumer mortgage practices.
     Mexico
Grupo Financiero Scotiabank Inverlat, S.A. de C.V. is an “affiliate holding company” pursuant to the Law for the Regulation of Financial Groups of Mexico and to the Rules for the Establishment of Foreign Affiliate Financial Institutions of Mexico. The governing authority is the Ministry of Finance of Public Credit of Mexico and the supervising and regulatory authorities are the Central Bank of Mexico, the National Banking and the Securities Commission and the National Commission for the Protection of the Users of Financial Services.
     Other Jurisdictions
Outside of the United States and Mexico, each of the Bank’s branches, agencies and subsidiaries, many of which are banks in their own right, is also subject to the regulatory requirements of the jurisdiction in which it conducts its business.
     General Supervision and Regulation
As a result of the recent turmoil in Canada and international banking and financial industries, the Bank may face increased regulation. It is not possible to anticipate what form any new regulation may take, or its impact on the Bank. However, compliance with such regulation could increase the Bank’s costs and impact its ability to pursue business opportunities.
Social and Environmental Policies
Each year the Bank publishes its Corporate Social Responsibility Report, which provides details of the Bank’s social and environmental policies. This document and additional social and environmental information can be found on the Bank’s website in the Corporate Social Responsibility section.
Risk Factors
The risks faced by the Bank are described on pages 62 to 77 inclusive of the MD&A and those pages are incorporated herein by reference.

DIVIDENDS
     Restrictions on the Payment of Dividends
Under the Bank Act, the Bank is prohibited from declaring any dividends on its common shares or preferred shares when the Bank is, or would be placed by such a declaration, in contravention of the capital adequacy, liquidity or any other regulatory directives issued under the Bank Act. In addition, common share dividends cannot be paid unless all dividends to which preferred shareholders are then entitled have been paid or sufficient funds have been set aside to do so. In fiscal 2010, the Bank paid all of the non-cumulative preferred share dividends.
In the event that applicable cash distributions on any of the Scotiabank Trust Securities (meaning securities issued by BNS Capital Trust, Scotiabank Capital Trust and Scotiabank Tier 1 Trust) are not paid on a regular distribution date, the Bank has undertaken not to declare dividends of any kind on its preferred shares or common shares. Similarly, should the Bank fail to declare regular dividends on any of its directly issued outstanding preferred shares or common shares, cash distributions will also not be made on any of the Scotiabank Trust Securities.
Currently, these limitations do not restrict the payment of dividends on preferred shares or common shares.
The Bank’s preferred shares are entitled to preference over the common shares and over any other shares of the Bank ranking junior to the preferred shares with respect to the payment of dividends.
     Dividend Payments
In fiscal 2010, the Bank’s actual common share dividend payout ratio was 50%, compared to 59% in 2009. The Bank has declared and paid the following dividends on its common shares and preferred shares over the past three completed financial years:

	2010	2009	2008
Common Shares	$1.96	$1.96	$1.92
Series 12	$1.3125	$1.3125	$1.3125
Series 13	$1.20	$1.20	$1.20
Series 14	$1.125	$1.125	$1.125
Series 15	$1.125	$1.125	$1.125
Series 16[1]	$1.3125	$1.3125	$1.376325
Series 17[2]	$1.40	$1.40	$1.03753
Series 18[3]	$1.25	$1.25	$0.744
Series 20[4]	$1.25	$1.25	$0.4803
Series 22[5]	$1.25	$1.4204
Series 24[6]	$1.5624	$1.3677
Series 26[7]	$1.5625	$1.19649
Series 28[8]	$1.5625	$1.15796
Series 30[9]	$0.522825

[1]	13.8 million Preferred Shares, Series 16 were issued and commenced trading on October 12, 2007. The initial dividend was paid on January 29, 2008 and was $0.39195 per share. Thereafter, quarterly dividends were at a rate of $0.328125 per share.

[2]	9.2 million Preferred Shares, Series 17 were issued and commenced trading on January 31, 2008. The initial dividend was paid on April 28, 2008 and was $0.33753 per share. Thereafter, quarterly dividends were at a rate of $0.35000 per share.

[3]	12 million Preferred Shares, Series 18 were issued and commenced trading on March 25, 2008, and pursuant to the exercise of the underwriters’ over-allotment option, an additional 1.8 million Preferred Shares, Series 18 were issued and commenced trading on March 27, 2008. The initial dividend was paid on July 29, 2008 and was $0.4315 per share. Thereafter, quarterly dividends were at a rate of $0.3125 per share.

[4]	14 million Preferred Shares, Series 20 were issued and commenced trading on June 10, 2008. The initial dividend was paid on July 29, 2008 and was $0.1678 per share. Thereafter, quarterly dividends were at a rate of $0.3125 per share.

[5]	12 million Preferred Shares, Series 22 were issued and commenced trading on September 9, 2008. The initial dividend was paid on January 28, 2009 and was $0.4829 per share. Thereafter, quarterly dividends were at a rate of $0.3125 per share.

[6]	10 million Preferred Shares, Series 24 were issued by the Bank to Sun Life Financial Inc. (“Sun Life”) as partial consideration for the acquisition by the Bank from Sun Life of 104,609,895 trust units of CI Financial Income Fund on December 12, 2008. The initial dividend was paid on April 28, 2009 and was $0.5865 per share. Thereafter, quarterly dividends were at a rate of $0.3906 per share.

[7]	13 million Preferred Shares, Series 26 were issued and commenced trading on January 21, 2009. The initial dividend was paid on April 28, 2009 and was $0.41524 per share. Thereafter, quarterly dividends were at a rate of $0.390625 per share.

[8]	11 million Preferred Shares, Series 28 were issued and commenced trading on January 30, 2009. The initial dividend was paid on April 28, 2009 and was $0.37671 per share. Thereafter, quarterly dividends were at a rate of $0.390625 per share.

[9]	10.6 million Preferred Shares, Series 30 were issued and commenced trading on April 12, 2010. The initial dividend was paid on July 28, 2010 and was $0.2822 per share. Thereafter, quarterly dividends were at a rate of $0.240625 per share.
DESCRIPTION OF THE BANK’S CAPITAL STRUCTURE
Common Shares
The authorized common share capital of the Bank consists of an unlimited number of common shares, without nominal or par value, of which 1,042,912,914 common shares were issued and outstanding as at October 31, 2010.
Holders of the Bank’s common shares are entitled to vote at all meetings of the shareholders of the Bank except meetings at which only the holders of preferred shares of the Bank are entitled to vote. Common shareholders are entitled to receive dividends, as and when declared on the common shares.
After the payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, the holders of the Bank’s common shares shall be entitled to receive the remaining property of the Bank upon liquidation, dissolution or winding-up thereof.
Preferred Shares — General
The authorized preferred share capital of the Bank consists of an unlimited number of preferred shares without nominal or par value issuable in series. As at October 31, 2010, 12,000,000 non-cumulative preferred shares, series 12 (the “Preferred Shares, Series 12”), 12,000,000 non-cumulative preferred shares, series 13 (“Preferred Shares, Series 13”), 13,800,000 non-cumulative preferred shares, series 14 (“Preferred Shares, Series 14”), 13,800,000 non-cumulative preferred shares, series 15 (“Preferred Shares, Series 15”), 13,800,000 non-cumulative preferred shares, series 16 (“Preferred Shares, Series 16”), 9,200,000 non-cumulative preferred shares, series 17 (“Preferred Shares, Series 17”), 13,800,000 non-cumulative preferred shares, series 18 (“Preferred Shares, Series 18”), 14,000,000 non-cumulative preferred shares, series 20 (“Preferred Shares, Series 20”), 12,000,000 non-cumulative preferred shares, series 22 (“Preferred Shares, Series 22”), 10,000,000 non-cumulative preferred shares, series 24 (“Preferred Shares, Series 24”), 13,000,000 non-cumulative preferred shares, series 26 (“Preferred Shares, Series 26”), 11,000,000 non-cumulative preferred shares, series 28 (“Preferred Shares, Series 28”), and 10,600,000 non-cumulative preferred shares, series 30 (“Preferred Shares, Series 30”) were issued and outstanding. In addition, non-cumulative preferred shares, series 19 (“Preferred Shares, Series 19”), non-cumulative preferred shares, series 21 (“Preferred Shares, Series 21”), non-cumulative preferred shares, series 23 (“Preferred Shares, Series 23”), non-cumulative preferred shares, series 25 (“Preferred Shares, Series 25”), non-cumulative preferred shares, series 27 (“Preferred Shares, Series 27”), non-cumulative preferred shares, series 29 (“Preferred Shares, Series 29”) and non-cumulative preferred shares, series 31 (“Preferred Shares, Series 31”) were authorized. None of the Preferred Shares, Series 19, Preferred Shares, Series 21, Preferred Shares, Series 23, Preferred Shares, Series 25, Preferred Shares, Series 27, Preferred Shares, Series 29 and

Preferred Shares, Series 31 are currently outstanding. The term “Preferred Shares” shall refer to the Preferred Shares, Series 12, the Preferred Shares, Series 13, the Preferred Shares, Series 14, the Preferred Shares, Series 15, the Preferred Shares, Series 16, the Preferred Shares, Series 17, the Preferred Shares, Series 18, the Preferred Shares, Series 20, the Preferred Shares, Series 22, the Preferred Shares, Series 24, the Preferred Shares, Series 26, the Preferred Shares, Series 28 and the Preferred Shares, Series 30.
The Preferred Shares are entitled to preference over the common shares and over any other shares of the Bank ranking junior to the Preferred Shares with respect to the payment of dividends and upon any distribution of assets in the event of liquidation, dissolution or winding-up of the Bank.
The Bank may not create, without the approval of the holders of Preferred Shares, any other class of shares ranking prior to or on a parity with the Preferred Shares, increase the authorized number of Preferred Shares or amend the provisions attaching to the Preferred Shares.
Any approval to be given by the holders of the Preferred Shares may be given by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of Preferred Shares at which a majority of the outstanding Preferred Shares is represented or, if no quorum is present at such meeting, at any adjourned meeting at which no quorum requirements would apply.
Certain Provisions of the Preferred Shares
Dividends
The holders of the Preferred Shares will be entitled to receive a fixed quarterly non-cumulative preferential cash dividend, as and when declared by the Board of Directors of the Bank, subject to the provisions of the Bank Act, on the third last business day of each of January, April, July and October in each year at the rate specified in the terms of each series. If the Board of Directors of the Bank does not declare the dividends, or any part thereof, on a series of Preferred Shares on or before the dividend payment date for a particular quarter, then the entitlement of the holders of such series of Preferred Shares to receive such dividends, or to any part thereof, for such quarter shall be forever extinguished.
The holders of the Preferred Shares, Series 18, Preferred Shares, Series 20, Preferred Shares, Series 22, Preferred Shares, Series 24, Preferred Shares, Series 26, Preferred Shares, Series 28 and Preferred Shares, Series 30 are entitled to receive fixed quarterly, non-cumulative cash dividends, as and when declared by the Board of Directors of the Bank, for the specified initial period as set out in the terms of each series, and thereafter the dividend rate for each series will reset every five years at the rate specified in the terms for such series.
Redemption
The Preferred Shares will not be redeemable prior to the date specified in the terms for each series. On and after such dates, but subject to the provisions of the Bank Act and to the prior consent of the Superintendent and to certain conditions being met, the Bank may redeem at the time specified in the terms of each series all or any part of an outstanding series of Preferred Shares at the Bank’s option without the consent of the holder, by the payment of an amount in cash for each such share so redeemed as specified in the terms of each series.
Notice of any redemption of any series of Preferred Shares will be given by the Bank at least 30 days and not more than 60 days prior to the date fixed for redemption. Other than the Preferred Shares, Series 12 and Preferred Shares, Series 13 which grant discretion to the Board of Directors of the Bank in the case of a partial redemption, if less than all the outstanding Preferred Shares in any series are at any time to be redeemed, the shares to be redeemed will be redeemed pro rata, disregarding fractions.
Rights Upon Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding-up of the Bank, the holders of the Preferred Shares shall be entitled to receive $25.00 per share, together with all dividends declared and unpaid to the date of payment before any amount shall be paid or any assets of the Bank distributed to the holders of any shares ranking junior to the Preferred Shares. The holders of the Preferred Shares shall not be entitled to share in any further distribution of the assets of the Bank.

Restrictions on Dividends and Retirement of Shares
So long as any of the Preferred Shares are outstanding, the Bank will not, without the approval of the holders of the Preferred Shares given as specified below:
(a)	declare, pay or set apart for payment any dividends on the common shares of the Bank or any other shares ranking junior to the Preferred Shares (other than stock dividends payable in shares ranking junior to the Preferred Shares);

(b)	redeem, purchase or otherwise retire any common shares or any other shares ranking junior to the Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Preferred Shares);

(c)	redeem, purchase or otherwise retire less than all of the Preferred Shares; or

(d)	except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of preferred shares of the Bank, redeem, purchase or otherwise retire any other shares ranking on a parity with the Preferred Shares;
unless, in each case, all dividends up to and including those payable on the dividend payment date for the last completed period for which dividends shall be payable shall have been declared and paid or set apart for payment in respect of each series of cumulative preferred shares of the Bank then issued and outstanding and on all other cumulative shares ranking on a parity with the preferred shares of the Bank and there shall have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative preferred shares of the Bank (including the Preferred Shares) then issued and outstanding and on all other non-cumulative shares ranking on a parity with the preferred shares of the Bank.
Exchange Rights
Upon notice being given by the Bank from time to time with the prior approval of the Superintendent, a holder of Preferred Shares, Series 12 may exchange all but not less than all of the Preferred Shares, Series 12 held by such holder into an equal number of a new issue of a series of fully-paid and freely tradeable preferred shares issued by the Bank which at the time of such issue qualifies as Tier 1 capital for regulatory capital purposes of the Bank on the date fixed for exchange in such notice.
Conversion Rights
Holders of Preferred Shares, Series 18 will have the right, at their option, on April 26, 2013 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 18 registered in their name into Preferred Shares, Series 19 on the basis of one Preferred Share, Series 19 for each Preferred Share, Series 18.
Holders of Preferred Shares, Series 20 will have the right, at their option, on October 26, 2013 and on October 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 20 registered in their name into Preferred Shares, Series 21 on the basis of one Preferred Share, Series 21 for each Preferred Share, Series 20.
Holders of Preferred Shares, Series 22 will have the right, at their option, on January 26, 2014 and on January 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 22 registered in their name into Preferred Shares, Series 23 on the basis of one Preferred Share, Series 23 for each Preferred Share, Series 22.
Holders of Preferred Shares, Series 24 will have the right, at their option, on January 26, 2014 and on January 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 24 registered in their name into Preferred Shares, Series 25 on the basis of one Preferred Share, Series 25 for each Preferred Share, Series 24.

Holders of Preferred Shares, Series 26 will have the right, at their option, on April 26, 2014 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 26 registered in their name into Preferred Shares, Series 27 on the basis of one Preferred Share, Series 27 for each Preferred Share, Series 26.
Holders of Preferred Shares, Series 28 will have the right, at their option, on April 26, 2014 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 28 registered in their name into Preferred Shares, Series 29 on the basis of one Preferred Share, Series 29 for each Preferred Share, Series 28.
Holders of Preferred Shares, Series 30 will have the right, at their option, on April 26, 2015 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 30 registered in their name into Preferred Shares, Series 31 on the basis of one Preferred Share, Series 31 for each Preferred Share, Series 30.
Purchase for Cancellation
Subject to the provisions of the Bank Act, the prior consent of the Superintendent and certain conditions being met, the Bank may at any time purchase for cancellation any series of Preferred Share outstanding, in the open market at the lowest price or prices at which in the opinion of the Board of Directors of the Bank such shares are obtainable.
Issuance of Other Series of Preferred Shares
The Bank may issue other series of preferred shares ranking on parity with the Preferred Shares without the authorization of the holders of the Preferred Shares.
Voting Rights
Subject to the provisions of the Bank Act, the holders of a series of Preferred Shares as such will not be entitled to receive notice of, attend, or vote at, any meeting of the shareholders of the Bank unless and until the first time at which the Board of Directors of the Bank has not declared the whole dividend on such series of Preferred Shares in respect of any quarter. In that event, the holders of such shares will be entitled to receive notice of, and to attend, meetings of shareholders at which directors of the Bank are to be elected and will be entitled to one vote for each Preferred Share held. The voting rights of the holders of such series of Preferred Shares shall forthwith cease upon payment by the Bank of the first dividend on the series of Preferred Shares to which the holders are entitled subsequent to the time such voting rights first arose until such time as the Bank may again fail to declare the whole dividend on such series of Preferred Shares in any quarter, in which event such voting rights shall become effective again and so on from time to time.
Certain Provisions of Authorized Preferred Shares of the Bank — Preferred Shares, Series 19, Preferred Shares, Series 21, Preferred Shares, Series 23, Preferred Shares, Series 25, Preferred Shares, Series 27, Preferred Shares, Series 29 and Preferred Shares, Series 31
None of the Preferred Shares, Series 19, Preferred Shares, Series 21, Preferred Shares, Series 23, Preferred Shares, Series 25, Preferred Shares, Series 27, Preferred Shares, Series 29 and Preferred Shares, Series 31 (collectively, the “Converted Preferred Shares”) are currently outstanding.
Dividends
The holders of the Converted Preferred Shares will be entitled to receive a floating rate quarterly non-cumulative preferential cash dividend, as and when declared by the Board of Directors of the Bank, subject to the provisions of the Bank Act, on the third last business day of January, April, July and October in each year at the rate specified in the terms of each series. If the Board of Directors of the Bank does not declare the dividends, or any part thereof, on a series of Converted Preferred Shares on or before the dividend payment date for a particular quarter, then the entitlement of the holders of such series of Converted Preferred Shares to receive such dividends, or to any part thereof, for such quarter shall be forever extinguished.

Redemption
Subject to the provisions of the Bank Act and to the prior consent of the Superintendent and to certain conditions being met, the Bank may redeem at the time specified in the terms of each series all or any part of an outstanding series of Converted Preferred Shares at the Bank’s option without the consent of the holder, by the payment of an amount in cash for each such share so redeemed as specified in the terms of each series together with declared and unpaid dividends to the date fixed for redemption.
Notice of any redemption of any series of Converted Preferred Shares will be given by the Bank at least 30 days and not more than 60 days prior to the date fixed for redemption. If less than all the outstanding Converted Preferred Shares in any series are at any time to be redeemed, the shares to be redeemed will be redeemed pro rata, disregarding fractions.
Rights Upon Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding-up of the Bank, the holders of the Converted Preferred Shares shall be entitled to receive $25.00 per share, together with all dividends declared and unpaid to the date of payment before any amount shall be paid or any assets of the Bank distributed to the holders of any shares ranking junior to the Converted Preferred Shares. The holders of the Converted Preferred Shares shall not be entitled to share in any further distribution of the assets of the Bank.
Restrictions on Dividends and Retirement of Shares
So long as any of the Converted Preferred Shares are outstanding, the Bank will not, without the approval of the holders of the Converted Preferred Shares given as specified below:
(a)	declare, pay or set apart for payment any dividends on the common shares of the Bank or any other shares ranking junior to the Converted Preferred Shares (other than stock dividends payable in shares ranking junior to the Converted Preferred Shares);

(b)	redeem, purchase or otherwise retire any common shares or any other shares ranking junior to the Converted Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Converted Preferred Shares);

(c)	redeem, purchase or otherwise retire less than all of the Converted Preferred Shares then outstanding; or

(d)	except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of preferred shares of the Bank, redeem, purchase or otherwise retire any other shares ranking on a parity with the Converted Preferred Shares;
unless, in each case, all dividends up to and including those payable on the dividend payment date for the last completed period for which dividends shall be payable shall have been declared and paid or set apart for payment in respect of each series of cumulative preferred shares of the Bank then issued and outstanding and on all other cumulative shares ranking on a parity with the preferred shares of the Bank and there shall have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative preferred shares of the Bank (including the Converted Preferred Shares) then issued and outstanding and on all other non-cumulative shares ranking on a parity with the preferred shares of the Bank.
Conversion Rights
Holders of Preferred Shares, Series 19 will have the right, at their option, on April 26, 2018 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 19 registered in their name into Preferred Shares, Series 18 on the basis of one Preferred Share, Series 18 for each Preferred Share, Series 19.
Holders of Preferred Shares, Series 21 will have the right, at their option, on October 26, 2018 and on October 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 21 registered in their name into Preferred Shares, Series 20 on the basis of one Preferred Share, Series 20 for each Preferred Share, Series 21.
Holders of Preferred Shares, Series 23 will have the right, at their option, on January 26, 2019 and on January 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 23 registered in their name into Preferred Shares, Series 22 on the basis of one Preferred Share, Series 22 for each Preferred Share, Series 23.
Holders of Preferred Shares, Series 25 will have the right, at their option, on January 26, 2019 and on January 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 25 registered in their name into Preferred Shares, Series 24 on the basis of one Preferred Share, Series 24 for each Preferred Share, Series 25.
Holders of Preferred Shares, Series 27 will have the right, at their option, on April 26, 2019 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 27 registered in their name into Preferred Shares, Series 26 on the basis of one Preferred Share, Series 26 for each Preferred Share, Series 27.
Holders of Preferred Shares, Series 29 will have the right, at their option, on April 26, 2019 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 29 registered in their name into Preferred Shares, Series 28 on the basis of one Preferred Share, Series 28 for each Preferred Share, Series 29.
Holders of Preferred Shares, Series 31 will have the right, at their option, on April 26, 2020 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 31 registered in their name into Preferred Shares, Series 30 on the basis of one Preferred Share, Series 30 for each Preferred Share, Series 31.
Purchase for Cancellation
Subject to the provisions of the Bank Act, the prior consent of the Superintendent and certain conditions being met, the Bank may at any time purchase for cancellation any series of Converted Preferred Shares outstanding in the open market at the lowest price or prices at which in the opinion of the Board of Directors of the Bank such shares are obtainable.
Issuance of Other Series of Preferred Shares
The Bank may issue other series of preferred shares ranking on parity with the Converted Preferred Shares without the authorization of the holders of the Converted Preferred Shares.
Voting Rights
Subject to the Bank Act, the holders of a series of Converted Preferred Shares as such will not be entitled to receive notice of or to attend or to vote at any meeting of the shareholders of the Bank unless and until the first time at which the Board of Directors of the Bank has not declared the whole dividend on such series of Converted Preferred Shares in respect of any quarter. In that event, the holders of such shares will be entitled to receive notice of, and to attend, meetings of shareholders at which directors of the Bank are to be elected and will be entitled to one vote for each Converted Preferred Share held. The voting rights of the holders of such series of Converted Preferred Shares shall forthwith cease upon payment by the Bank of the first dividend on the series of Converted Preferred Shares to which the holders are entitled subsequent to the time such voting rights first arose until such time as the Bank may again fail to declare the whole dividend on such series of Converted Preferred Shares in respect of any quarter, in which event such voting rights shall become effective again and so on from time to time.

Constraints on Ownership of the Bank’s Shares
The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. Please refer to the section above entitled “Description of the Bank’s Business — General Summary — Supervision and Regulation in Canada” for a summary of these restrictions.
Credit Ratings of Securities and Liquidity
The Bank maintains large holdings of liquid assets to support its operations. Credit ratings are important to the Bank’s borrowing costs and ability to raise funds. A rating’s downgrade could potentially have adverse consequences by reducing the Bank’s access to capital markets and increasing its borrowing costs. In the event the Bank’s credit ratings are downgraded, this could also affect the Bank’s position to post additional collateral. While the Bank maintains access to sufficient collateral to meet its obligations, in the event of a downgrade of its ratings by one or more of the rating agencies noted below, a downgrade could affect the Bank’s ability, and increase the borrowing costs, to enter into normal course derivative or hedging transactions.
The following ratings have been assigned to the Bank’s securities by the rating agencies noted below. Credit ratings, including stability or provisional ratings, are not recommendations to purchase, sell or hold a security as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are subject to revision or withdrawal at any time by the rating agency. Each rating listed in the chart below should be evaluated independently of any other rating applicable to our debt and preferred shares.

	Moody’s	Standard &
	Investor Service	Poor’s	Fitch Ratings	DBRS
Senior long-term debt / deposits	Aa1	AA-	AA-	AA
Subordinated debt	Aa2	A+	A+	AA (low)
Short-term deposits /commercial paper	P-1	A-1+	F1+	R-1 (high)
Non-cumulative preferred shares	A3*	A/P-1 (low)**	Not rated	Pfd-1 (low)

*	Changed from Aa3 to reflect a change in Moody’s methodology that no longer assumes implied government support for preferred share obligations. The assumption of implied government support continues in the ratings of deposits, senior and subordinated debt.

**	Canadian scale
The above-noted ratings have the following meanings:
Moody’s Investor Service (“Moody’s”)
•	Moody’s long-term ratings are opinions of the relative credit risk of financial obligations with an original maturity of one year or more.

•	Obligations rated Aa are judged to be of high quality and are subject to very low credit risk. The numerical modifiers (1), (2) and (3) indicate higher, middle and lower rankings respectively within the Aa rating category.

•	Moody’s short-term ratings are opinions of the issuer’s ability to honour short-term financial obligations. A P-1 rating indicates that an issuer has a superior ability to repay short-term debt obligations.
Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”)
•	An obligation rated AA differs from the highest rated obligations only to a small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong. The minus sign (-) is a modifier to show relative standing within the AA category.

•	An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong. The plus sign (+) is a modifier to show relative standing within the A category.

•	A short-term obligation rated A-1 is in the highest category by S&P. The obligor’s capacity to meet its financial commitments is strong. The plus sign (+) indicates that the obligor’s capacity to meet its financial commitment is extremely strong.

•	The Bank’s non-cumulative preferred shares are rated A using S&P’s global scale. The Bank’s non-cumulative preferred shares are also rated P-1 (low) on S&P’s Canadian scale for preferred shares. The “P-1” rating is in the highest of the five categories used by S&P on its Canadian preferred share scale. A reference to “high” or “low” reflects the relative strength within the rating category.
Fitch Ratings
•	AA rated securities have a very high credit quality and denote expectations of very low credit risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events. The minus sign (-) is a modifier denoting relative status within the AA category.

•	A rated securities have a high credit quality and denote a low expectation of credit risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to business or economic conditions than is the case for higher ratings. The plus sign (+) is a modifier denoting relative status within the A category.

•	F1 is the highest credit quality and indicates the strongest intrinsic capacity for timely payment of financial commitments. The plus sign (+) denotes an exceptionally strong credit feature.
DBRS Limited (“DBRS”)
•	Long-term debt rated AA is of superior credit quality. The capacity for the payment of financial obligations is considered high and credit quality differs from AAA only to a small degree. Obligations with the AA rating are unlikely to be significantly vulnerable to future events. Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicates the rating is in the middle of the category.

•	Short-term debt rated R-1 (high) is of the highest credit quality, and indicates the capacity for the payment of short-term financial obligations as they fall due is exceptionally high and unlikely to be adversely affected by future events. The category is further denoted by the subcategories “high”, “middle”, and “low”.

•	Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics. Pfd-1 securities generally correspond with companies whose senior bonds are rated in the AAA or AA categories. As is the case with all rating categories, the relationship between senior debt ratings and preferred share ratings should be understood as one where the senior debt rating effectively sets a ceiling for the preferred shares issued by the entity. However, there are cases where the preferred share rating could be lower than the normal relationship with the issuer’s senior debt rating. Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicates the rating is in the middle of the category.
MARKET FOR SECURITIES OF THE BANK
The Bank’s common shares trade under the stock symbol “BNS” on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”). The Preferred Shares are listed on the TSX under the stock symbols “BNS.PR.J” for the Preferred Shares, Series 12, “BNS.PR.K” for the Preferred Shares, Series 13, “BNS.PR.L” for the Preferred Shares, Series 14, “BNS.PR.M” for the Preferred Shares, Series 15, “BNS.PR.N” for the Preferred Shares, Series 16, “BNS.PR.O” for the Preferred Shares, Series 17, “BNS.PR.P” for the Preferred Shares, Series 18, “BNS.PR.Q” for the Preferred Shares, Series 20, “BNS.PR.R” for the Preferred Shares, Series 22, “BNS.PR.S” for the Preferred Shares, Series 24, “BNS.PR.T” for the Preferred Shares, Series 26, “BNS.PR.X” for the Preferred Shares, Series 28, and “BNS.PR.Y” for the Preferred Shares, Series 30. The Bank also has deposit notes and debentures listed on the London Stock Exchange and the Swiss Exchange.

Trading Price and Volume of the Bank’s Common and Preferred Shares on the Toronto Stock Exchange
The following table sets out the price range and trading volume of the Bank’s securities on the TSX (as reported by Bloomberg) for the periods indicated.

		Preferred Shares
	Common	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series
	Shares	12	13	14	15	16	17	18	20	22	24(1)	26	28	30(2)
November 2009
-High Price ($)	49.90	23.77	21.83	20.44	20.39	23.60	24.90	26.44	26.35	26.38	—	27.95	27.98	—
-Low Price ($)	44.84	22.81	20.70	19.50	19.50	22.76	24.38	25.72	25.65	25.67	—	27.14	27.28	—
-Volume (‘000)	57,660	190	148	254	213	262	173	426	303	252	—	360	309	—
December 2009
-High Price ($)	49.93	24.10	22.34	21.12	20.79	24.11	25.39	26.75	26.83	26.72	—	28.25	28.33	—
-Low Price ($)	46.55	23.54	21.60	20.05	20.10	23.50	24.54	26.35	26.04	26.10	—	27.50	27.88	—
-Volume (‘000)	69,768	174	218	363	361	185	122	157	121	217	—	345	168	—
January 2010
-High Price ($)	49.53	24.19	22.12	20.97	20.83	24.10	25.00	26.61	26.92	26.73	—	28.21	28.00	—
-Low Price ($)	44.12	23.70	21.68	20.33	20.33	23.46	24.60	26.05	26.06	26.13	—	27.66	27.65	—
-Volume (‘000)	60,818	233	117	344	345	237	140	317	307	289	—	291	456	—
February 2010
-High Price ($)	48.33	23.75	21.87	20.56	20.59	23.69	24.88	26.55	26.49	26.55	—	28.22	28.11	—
-Low Price ($)	44.39	23.10	20.99	20.00	20.00	23.01	24.53	26.19	26.10	26.10	—	27.80	27.81	—
-Volume (‘000)	48,391	165	249	468	354	150	139	669	223	266	—	267	303	—
March 2010
-High Price ($)	55.33	23.35	21.42	20.18	20.24	23.19	24.74	26.84	26.57	26.65	—	28.42	28.50	—
-Low Price ($)	47.83	22.40	20.29	19.13	19.20	22.21	24.07	26.20	26.18	26.04	—	27.85	27.93	—
-Volume (‘000)	75,015	195	285	729	417	182	191	235	367	367	—	975	788	—
April 2010
-High Price ($)	52.45	22.28	20.29	19.39	19.30	22.00	23.86	26.25	26.00	26.24	—	27.96	27.95	24.64
-Low Price ($)	49.34	21.03	19.02	18.24	18.26	21.00	22.60	25.35	25.29	25.40	—	26.44	26.52	23.70
-Volume (‘000)	70,697	296	290	479	393	312	416	263	316	435	—	568	752	1,044
May 2010
-High Price ($)	52.89	22.09	20.00	18.94	18.96	22.00	23.49	25.94	25.81	26.08	—	27.25	27.29	24.54
-Low Price ($)	47.71	21.42	19.40	18.37	18.26	21.24	23.00	25.50	25.47	25.40	—	26.36	26.51	23.90
-Volume (‘000)	71,839	147	233	304	306	287	267	130	150	184	—	301	366	424
June 2010
-High Price ($)	51.85	23.00	21.00	19.87	19.92	23.00	24.82	26.33	26.32	26.41	—	27.75	27.70	24.85
-Low Price ($)	46.40	21.91	19.89	18.86	18.91	21.82	23.35	25.81	25.73	25.81	—	27.05	27.09	24.35
-Volume (‘000)	67,956	181	315	329	262	590	152	170	118	119	—	303	150	279
July 2010
-High Price ($)	52.44	23.90	21.53	20.31	20.37	23.43	24.98	26.34	26.25	26.40	—	27.89	27.92	24.99
-Low Price ($)	47.75	22.67	20.61	19.42	19.35	22.50	24.51	25.82	25.70	25.73	—	27.30	27.25	24.50
-Volume (‘000)	61,397	172	279	307	191	428	162	270	186	279	—	261	276	379
August 2010
-High Price ($)	52.49	24.28	22.28	21.25	21.09	24.19	25.25	26.48	26.84	26.75	—	28.43	28.10	25.00
-Low Price ($)	49.00	23.32	21.00	20.06	20.06	23.24	24.61	26.10	26.08	26.18	—	27.60	27.61	24.62
-Volume (‘000)	69,254	227	284	257	384	301	240	160	257	197	—	201	147	385

		Preferred Shares
	Common	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series	Series
	Shares	12	13	14	15	16	17	18	20	22	24(1)	26	28	30(2)
September 2010
-High Price ($)	55.20	24.90	23.40	22.46	22.29	24.99	26.09	27.09	26.89	27.58	—	28.51	28.90	25.63
-Low Price ($)	51.21	24.02	22.02	21.02	20.88	24.00	25.05	26.25	26.50	26.67	—	27.80	27.92	24.96
-Volume (‘000)	72,656	189	281	374	380	803	327	1,001	594	388	—	570	483	548
October 2010
-High Price ($)	55.76	24.98	23.96	22.59	22.79	24.98	25.87	26.76	26.69	26.97	—	28.04	28.07	25.49
-Low Price ($)	53.67	24.37	22.50	21.46	21.45	24.33	25.18	26.10	26.00	26.30	—	27.41	27.42	24.91
-Volume (‘000)	50,033	287	363	415	464	620	317	673	391	158	—	444	340	451

(1)	The Preferred Shares, Series 24 were issued on December 12, 2008 by the Bank to Sun Life Financial Inc. as partial consideration for the acquisition by the Bank of trust units of CI Financial Income Fund (now CI Financial Corp.).

(2)	The Preferred Shares, Series 30 were issued on April 12, 2010.
Prior Sales
In the most recently completed financial year, the Bank did not issue any securities not listed on an exchange or quoted in any marketplace.
For a list of all outstanding subordinated indebtedness of the Bank see note 12 to the Bank’s consolidated financial statements for its year ended October 31, 2010.
DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK
Directors and Board Committees of the Bank
The following are the Bank’s directors as of December 3, 2010. The term of office of each director expires at the close of the Bank’s next annual meeting of shareholders following the election of the director. Information concerning the nominees proposed by management for election as directors at the annual meeting of shareholders will be contained in the Bank’s 2010 Management Proxy Circular.

Board
Name and Municipality and Province	Committee
of Residence	Memberships	Principal Occupation	Shares / DDSUs Owned
Ronald A. Brenneman Calgary, Alberta, Canada (Director since March 28, 2000)	ACRC HRC	Corporate Director and retired Executive Vice-Chairman, Suncor Energy Inc., an integrated energy company	76,502 / 38,888

C.J. Chen Singapore (Director since October 30, 1990)	CGPC	Counsel to Rajah & Tann LLP, Transnational Legal Solutions, specializing in corporate and capital markets, securities and trusts	33,624 / 22,347

David A. Dodge, O.C. Ottawa, Ontario, Canada (Director since April 8, 2010)	ERC	Senior Advisor at Bennett Jones LLP, a law firm	3,000 / 1,013

Board
Name and Municipality and Province	Committee
of Residence	Memberships	Principal Occupation	Shares / DDSUs Owned
N. Ashleigh Everett Winnipeg, Manitoba, Canada (Director since October 28, 1997)	CGPC — Chair HRC	President, Corporate Secretary and director of Royal Canadian Securities Limited, the principal businesses of which include Domo Gasoline Corporation (a gasoline retailer), Royal Canadian Properties Limited (a real estate and property development company), and L’Eau-1 Inc. operating as Corpell’s water, a water purification company specializing in home and office delivery of bottled water	14,863 / 31,429

John C. Kerr, C.M., O.B.C., LL.D. Vancouver, British Columbia, Canada (Director since March 30, 1999)	HRC — Chairman ERC	Chairman of Lignum Investments Ltd., a privately-held investment company, and managing partner of Lignum Forest Products LLP, a privately-held forest products distribution company, and President of the Vancouver Professional Baseball LLP, owner of the Vancouver Canadians minor league baseball team	11,800 / 36,255

The Honourable Michael J.L. Kirby, O.C. Ottawa, Ontario, Canada (Director since March 28, 2000)	ACRC — Chairman ERC	Chairman of The Mental Health Commission of Canada and Corporate Director	1,584 / 44,768

John T. Mayberry, C.M. Burlington, Ontario, Canada (Director since March 29, 1994)	CGPC ERC Ex officio member of ACRC and HRC	Chairman of the Board of the Bank and Corporate Director	13,087 / 45,662

Thomas C. O’Neill Toronto, Ontario, Canada (Director since May 26, 2008)	ACRC CGPC	Corporate Director and retired Chair of the Board of PwC Consulting, a management consulting firm	11,300 / 7,886

Alexis E. Rovzar de la Torre Greenwich, Connecticut U.S.A. (Director since December 31, 2005)	ACRC CGPC	Partner of Counsel, in the Latin America practice group of White & Case LLP, a global law firm	15,550 / 0

Board
Name and Municipality and Province	Committee
of Residence	Memberships	Principal Occupation	Shares / DDSUs Owned
Dr. Indira V. Samarasekera, O.C., Ph.D. Edmonton, Alberta, Canada (Director since May 26, 2008)	ACRC HRC	President and Vice-Chancellor of the University of Alberta	1,948 / 7,049

Allan C. Shaw, C.M., LL.D. Halifax, Nova Scotia, Canada (Director since September 30, 1986)	ERC — Chairman HRC	Non-Executive Chairman of The Shaw Group Holding Limited, a manufacturer of residential and construction products and a real estate developer	54,387 / 40,568

Paul D. Sobey Chance Harbour, Pictou County, Nova Scotia, Canada (Director since August 31, 1999)	ACRC CGPC	President and Chief Executive Officer of Empire Company Limited, a food distributor, real estate and investment company	26,000 / 37,816

Barbara S. Thomas Belleair, Florida, U.S.A. (Director since September 28, 2004)	ACRC HRC	Corporate Director	13,021 / 0

Richard E. Waugh Toronto, Ontario, Canada (Director since March 25, 2003)	ERC	President and Chief Executive Officer of the Bank	253,715 / 447,589 (DSUs)
Notes:
ACRC — Audit and Conduct Review Committee
CGPC — Corporate Governance and Pension Committee
ERC — Executive and Risk Committee
HRC — Human Resources Committee
The information as to shares owned or over which control or direction is exercised has been furnished by the respective directors, and is as of October 31, 2010.
All directors have held the positions, or other executive positions with the same, predecessor or associated firms, set out in this AIF for the past five years with the exception of Ronald A. Brenneman, who, prior to August 2009, was President and Chief Executive Officer of Petro-Canada, an oil and gas company; David A. Dodge, who, prior to January 2008, was Governor of the Bank of Canada; The Honourable Michael J.L. Kirby, who, prior to October 2006, was a Member of the Senate of Canada; and Dr. Indira V. Samarasekera who, from 2000 to 2005, was the Vice-President, Research at the University of British Columbia.
Executive Officers of the Bank
The following are the Bank’s executive officers, their titles and municipalities of residence in Canada as of December 3, 2010:

Name and Principal Occupation	Municipality of Residence
Richard E. Waugh President and Chief Executive Officer	Toronto, Ontario
Sarabjit S. Marwah Vice-Chairman and Chief Operating Officer	Toronto, Ontario

Name and Principal Occupation	Municipality of Residence
Sylvia D. Chrominska Group Head, Global Human Resources and Communications	Toronto, Ontario
J. Michael Durland Group Head, Global Capital Markets, and Co-Chief Executive Officer, Scotia Capital	Oakville, Ontario
Christopher J. Hodgson Group Head, Global Wealth Management	Toronto, Ontario
Stephen D. McDonald Group Head, Global Corporate and Investment Banking, and Co-Chief Executive Officer, Scotia Capital	Toronto, Ontario
Robert H. Pitfield Group Head, Chief Risk Officer	Toronto, Ontario
Brian J. Porter Group Head, International Banking	Toronto, Ontario
Anatol von Hahn Group Head, Canadian Banking	Toronto, Ontario
Deborah M. Alexander Executive Vice-President, General Counsel and Secretary	Toronto, Ontario
Alberta G. Cefis Executive Vice-President and Head, Global Transaction Banking	Toronto, Ontario
Wendy G. Hannam Executive Vice-President, Sales and Service, Products and Marketing, International Banking	Toronto, Ontario
Stephen Hart Executive Vice-President, Chief Credit Officer	Oakville, Ontario
Timothy P. Hayward Executive Vice-President and Chief Administrative Officer, International Banking	Oakville, Ontario
Jeffrey C. Heath Executive Vice-President and Group Treasurer	Toronto, Ontario
Robin S. Hibberd Executive Vice-President, Retail Products and Services, Canadian Banking	Toronto, Ontario
Dieter W. Jentsch Executive Vice-President, Latin America	Toronto, Ontario
Barbara F. Mason Executive Vice-President, Wealth Management, Canada	Toronto, Ontario
Kimberlee B. McKenzie Executive Vice-President, Information Technology and Solutions	Oakville, Ontario

Name and Principal Occupation	Municipality of Residence
Anne Marie O’Donovan Executive Vice-President and Chief Administration Officer, Scotia Capital	Oakville, Ontario
Nicole Reich de Polignac Executive Vice-President, Mexico, and President & CEO, BNS Mexico	Mexico City, Mexico
Luc A. Vanneste Executive Vice-President and Chief Financial Officer	Toronto, Ontario
All of the executive officers of the Bank have been actively engaged for more than five years in the affairs of the Bank in executive or senior management capacities, except: J. Michael Durland and Stephen D. McDonald who, prior to December 3, 2010, were senior officers solely of Scotia Capital Inc.; Anatol von Hahn who, prior to October 29, 2007, was Chief Executive Officer of Scotiabank Inverlat, S.A. and Grupo Financiero Scotiabank Inverlat, S.A. de C.V., and Nicole Reich de Polignac who, prior to April 7, 2010 was Senior Vice-President, President and CEO, BNS Mexico, and prior to October 29, 2007 was Senior Vice-President and Country Head, Dominican Republic.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
To the best of the Bank’s knowledge, after having made due inquiry, the Bank confirms that as at the date hereof, no director or executive officer of the Bank:
(a)	is, as at the date of this AIF or has been within the last 10 years, a director, chief executive officer or chief financial officer of any company that was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days that was issued:
(i)	while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;
(b)	is, as at the date of this AIF, or has been within the last 10 years, a director or executive officer of any company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, or within 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer, except Ms. Everett who was, prior to April 2005, a director and officer of Tereve Holdings Ltd., which filed for protection under the Companies’ Creditors Arrangement Act (Canada) in August 2005, and Ms. Thomas who was, until September 2, 2009, a director of Spectrum Brands, Inc., which filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009.
To the best of the Bank’s knowledge, after due inquiry, none of the directors or executive officers of the Bank have been subject to (a) any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or have entered into a settlement agreement with a Canadian securities regulatory authority;

or (b) any other penalties or sanctions imposed by a court or a regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
Shareholdings of Management
The directors and executive officers of the Bank as a group own, or exercise control or direction over, less than one per cent of the outstanding common shares of the Bank.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS
In the ordinary course of business, the Bank and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants.
In view of the inherent difficulty of predicting the outcome of such matters, the Bank cannot state what the eventual outcome of such matters will be; however, based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation will have a material adverse effect on the consolidated financial position, or the results of operations of the Bank.
In the ordinary course of business, the Bank and its subsidiaries may be subject to penalties or sanctions imposed by regulatory authorities or enter into settlement agreements with regulatory authorities from time to time. As the Bank and its subsidiaries are subject to numerous regulatory authorities around the world, fees, administrative penalties and sanctions may be categorized differently by each regulator. Any such penalties imposed under these categories against the Bank, however, are not material and would include penalties such as late filing fees. The Bank has not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority.(1)

(1)	National Instrument 14-101 limits the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
To the best of the Bank’s knowledge, the Bank confirms that there are no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect the Bank.
TRANSFER AGENT AND REGISTRAR
Computershare Trust Company of Canada is the Bank’s transfer agent and registrar main agent at the following addresses: Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 and Computershare Trust Company N.A., 250 Royall Street, Canton, Massachusetts, 02021, U.S.A.
CONFLICTS OF INTEREST
To the knowledge of the Bank, no director or executive officer of the Bank has an existing or potential conflict of interest with the Bank or any of its subsidiaries.
EXPERTS
The Bank’s Shareholders’ Auditors are KPMG LLP, Bay Adelaide Centre, 333 Bay Street, Suite 4600, Toronto, Ontario, M5H 2S5. KPMG LLP is independent of the Bank within the meaning of the Rules of Professional Conduct / Code of Ethics of various Canadian provincial institutes/ordre and within the meaning of the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

THE BANK’S AUDIT AND CONDUCT REVIEW COMMITTEE
A copy of the Bank’s Audit and Conduct Review Committee charter is attached to this AIF as Schedule “B” and can also be found on the Bank’s website at www.scotiabank.com in the Corporate Governance section.
The following directors are members of the Audit and Conduct Review Committee: Michael J.L. Kirby (Chair), Ronald A. Brenneman (financial expert), Thomas C. O’Neill, Alexis E. Rovzar de la Torre, Indira V. Samarasekera, Paul D. Sobey and Barbara S. Thomas. John T. Mayberry is an ex-officio member of the Audit and Conduct Review Committee. All of the members of the Committee are financially literate and independent, and one or more members of the Committee meet the definition of a financial expert. The Bank’s Board of Directors has determined that Mr. Ronald A. Brenneman is an audit committee financial expert and is independent, as that term is defined by the NYSE’s corporate governance standards applicable to the Bank. The United States Securities and Exchange Commission has indicated that the designation of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit and Conduct Review Committee and Board of Directors of the Bank in the absence of such designation.
The education and related experience (as applicable) of each Audit and Conduct Review Committee member is described below.
Michael J. L. Kirby (Chair) — Mr. Kirby completed his three year term as Vice-Chair of the Accounting Standards Oversight Council in 2005. He has been a faculty member at both the Business School at the University of Chicago and the Business School at Dalhousie University. He has previously served as Chair of the Standing Senate Committee on Banking, Trade and Commerce (from 1993 to 1997) during which time that committee developed substantive revisions to the Canada Business Corporations Act and other Canadian federal business legislation. He has also completed the twelve day Directors Education Course at the Rotman School of Business at the University of Toronto, which is under the auspices of the Institute of Corporate Directors.
Ronald A. Brenneman — Mr. Brenneman is a corporate director and has extensive employment experience directly related to the preparation of and supervision of the preparation of financial statements. He served as Executive Vice Chairman of Suncor Energy Inc. from August 2009 to February 2010 and previously served as President and Chief Executive Officer of Petro-Canada (2000 to August 2009). Mr. Brenneman is a former CEO of Esso Benelux (1994 to 1997), was the President of Imperial Oil Ltd. (1992 to 1994) and prior to that was the Chief Financial Officer of Imperial Oil Limited.
Thomas C. O’Neill — Mr. O’Neill is a corporate director and the retired Chair of the Board of PwC Consulting. He was formerly Chief Executive Officer of PwC Consulting, Chief Operating Officer of PricewaterhouseCoopers LLP, Global, Chief Executive Officer of PricewaterhouseCoopers LLP, Canada and Chair of the Board and Chief Executive Officer of Price Waterhouse Canada. He holds a Bachelor of Commerce degree and is a chartered accountant. In 2008, Mr. O’Neill was awarded a Fellowship by the Institute of Corporate Directors of Canada and in 1988, he was awarded the Fellow Chartered Accountant designation by the Ontario Institute of Chartered Accountants.
Alexis E. Rovzar de la Torre — Mr. Rovzar is a Partner of Counsel in the Latin America practice of White & Case LLP, a global law firm. He has a J.D. and is authorized to practice law in Mexico. Mr. Rovzar sits on the boards of several companies and is a member of the audit committee of other public companies. Mr. Rovzar has also attended in-depth executive education courses addressing audit committee responsibilities and financial reporting, including those offered at Harvard Business School and Goizueta Business School at Emory University, among others.
Indira V. Samarasekera — Dr. Samarasekera is President and Vice-Chancellor of the University of Alberta and an ex officio voting member of the committees of the Board of Governors of the University of Alberta, including the Audit Committee. She is also a former Vice-President, Research at the University of British Columbia (2000-2005). She holds a B.Sc and M.Sc (in mechanical engineering) and a Ph.D in metallurgical engineering.
Paul D. Sobey — Mr. Sobey has a Bachelor of Commerce from Dalhousie University, attended the Advanced Management Program at Harvard School of Business and is a chartered accountant. In 2005, Mr. Sobey was awarded the Fellow Chartered Accountant designation by the Institute of Chartered Accountants of Nova Scotia. He is currently the President and Chief Executive Officer of Empire Company Limited, a Canadian publicly-traded company.

Barbara S. Thomas — Ms. Thomas has previously served on the audit committee of each of The Dial Corporation and Spectrum Brands, Inc. (formerly Rayovac Corporation) and is a current member of the audit committee of Blue Cross/Blue Shield of Florida. Ms. Thomas is also chair of the Finance Committee for Blue Cross/Blue Blue Shield of Florida. She has experience as a president and chief executive officer of a company or a division of a company as Ms. Thomas was Interim Chief Executive Officer of Ocean Spray Company from 2002 to 2003.
Please refer to Table 56 on page 96 of the MD&A, which is incorporated herein by reference, for disclosure relating to the fees paid by the Bank to the Bank’s Shareholders’ Auditors, KPMG LLP in each of the last two fiscal years. The nature of these services is described below:
•	Audit services generally relate to the statutory audits and review of financial statements, as well as services associated with registration statements, prospectuses, periodic reports and other documents filed with securities regulatory bodies or other documents issued in connection with securities offerings.

•	Audit-related services include attest services required by regulatory bodies not directly linked to the financial statements, review of controls and procedures related to regulatory reporting, audits of employee benefit plans, other associated entities and mutual funds, special attest services not required by statute or regulation, but requested by a party to a specific transaction, consultation with respect to the acquisition of a new entity and consultation and training on accounting and financial reporting under International Financial Reporting Standards.

•	Tax services outside of the audit scope relate primarily to specified review procedures required by local tax authorities, attestation on tax returns of certain subsidiaries as required by local tax authorities, review to determine compliance with an agreement with the tax authorities and the preparation of personal tax returns of individuals not in financial reporting or accounting roles.

•	Other non-audit services are primarily for the review of and translation of English language financial statements into other languages. In 2009, services for providing industry salary surveys were also included.
The Audit and Conduct Review Committee has adopted policies and procedures (the “Policies”) for the pre-approval of services performed by the Bank’s Shareholders’ Auditors. The objective of the Policies is to specify the scope of services permitted to be performed by the Bank’s Shareholders’ Auditors and to ensure the independence of the Bank’s Shareholders’ Auditors is not compromised through engaging it for other services. The Policies state that the Audit and Conduct Review Committee shall pre-approve the following: Audit services (all such engagements provided by the Bank’s Shareholders’ Auditors as well as all such engagements provided by any other registered public accounting firm); and other permitted services to be provided by the Bank’s Shareholders’ Auditors (primarily audit and audit-related services). The Bank’s Shareholders’ Auditors shall not be engaged in the provision of tax or other non-audit services without the pre-approval of the Audit and Conduct Review Committee. The Policies also enumerate pre-approved services including specific audit, audit-related and other limited non-audit services that are consistent with the independence requirements of the United States Sarbanes-Oxley Act of 2002, Canadian independence standards for auditors and applicable legal requirements. The Policies are applicable to the Bank, its subsidiaries and entities that are required to be consolidated by the Bank. The Audit and Conduct Review Committee shall review and approve the Policies on at least an annual basis. The Policies do not delegate any of the Audit and Conduct Review Committee’s responsibilities to management of the Bank.
ADDITIONAL INFORMATION
The Bank will provide to any person upon request to the Executive Vice-President, General Counsel and Secretary of the Bank: (a) when the securities of the Bank are in the course of a distribution under a preliminary short form prospectus or a short form prospectus: (i) one copy of the Bank’s AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF; (ii) one copy of the consolidated financial statements of the Bank for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditors, and one copy of the most recent interim financial statements of the Bank that have been filed, if any, for any period after the end of its most recently completed financial year; (iii) one copy of the Management Proxy Circular of the Bank in respect of its most recent annual meeting of shareholders; and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or (b) at any other time, one copy of any other documents referred to in (a)(i), (ii) and (iii) above, provided the Bank may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Bank.
Additional information relating to the Bank may be found on the SEDAR website at www.sedar.com and on the United States Securities and Exchange Commission’s website at www.sec.gov. Additional information, including directors’ and officers’ compensation, indebtedness and options to purchase securities, principal holders of the Bank’s securities and interests of insiders in material transactions, where applicable, is contained in the Management Proxy Circular. Additional financial information is provided in the Bank’s consolidated financial statements and MD&A for its year ended October 31, 2010. A copy of such documents may be obtained upon request from the Executive Vice-President, General Counsel and Secretary of the Bank at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1.

Schedule A
Principal Subsidiaries(1)

As at October 31, 2010 ($ millions)	Principal office	Carrying value of shares

Canadian
BNS Capital Trust	Toronto, Ontario	$117

BNS Investment Inc.	Toronto, Ontario	$11,016
Montreal Trust Company of Canada	Montreal, Quebec
Scotia Merchant Capital Corporation	Toronto, Ontario

Dundee Bank of Canada	Toronto, Ontario	$674

Maple Trust Company	Toronto, Ontario	$204

National Trustco Inc.	Toronto, Ontario	$563
The Bank of Nova Scotia Trust Company	Toronto, Ontario
National Trust Company	Stratford, Ontario

RoyNat Inc.	Toronto, Ontario	$14

Scotia Asset Management L.P.	Toronto, Ontario	$237

Scotia Capital Inc.	Toronto, Ontario	$353

Scotia Dealer Advantage Inc.	Burnaby, British Columbia	$89

Scotia Insurance Agency Inc.	Toronto, Ontario	$1

Scotia Life Insurance Company	Toronto, Ontario	$86

Scotia Mortgage Corporation	Toronto, Ontario	$296

Scotia Securities Inc.	Toronto, Ontario	$27

Scotiabank Capital Trust(2)	Toronto, Ontario	$27

Scotiabank Subordinated Notes Trust(2)	Toronto, Ontario	$5

Scotiabank Tier 1 Trust(2)	Toronto, Ontario	$5

International

The Bank of Nova Scotia Berhad	Kuala Lumpur, Malaysia	$219

The Bank of Nova Scotia International Limited	Nassau, Bahamas	$9,145
BNS (Colombia) Holdings Limited (99.9%)	Nassau, Bahamas
Scotiabank Caribbean Treasury Limited	Nassau, Bahamas
BNS International (Barbados) Limited	Warrens, Barbados
Grupo BNS de Costa Rica, S.A.	San Jose, Costa Rica
The Bank of Nova Scotia Asia Limited	Singapore
The Bank of Nova Scotia Trust Company (Bahamas) Limited	Nassau, Bahamas
Scotiabank & Trust (Cayman) Ltd.	Grand Cayman, Cayman Islands
Scotia Insurance (Barbados) Limited	Warrens, Barbados
Scotiabank (Bahamas) Limited	Nassau, Bahamas
Scotiabank (British Virgin Islands) Limited	Road Town, Tortola, B.V.I.
Scotiabank (Hong Kong) Limited	Hong Kong, China
Scotiabank (Ireland) Limited	Dublin, Ireland

Scotia Group Jamaica Limited (71.8%)	Kingston, Jamaica	$460
The Bank of Nova Scotia Jamaica Limited	Kingston, Jamaica
Scotia DBG Investments Limited (77.0%)	Kingston, Jamaica

Grupo Financiero Scotiabank Inverlat, S.A. de C.V. (97.3%)	Mexico, D.F., Mexico	$2,336

Nova Scotia Inversiones Limitada	Santiago, Chile	$2,050
Scotiabank Chile, S.A. (99.5%)	Santiago, Chile

Scotia Capital (USA) Inc.	New York, New York		(3)

Scotia Holdings (US) Inc.	Houston, Texas		(4)
The Bank of Nova Scotia Trust Company of New York	New York, New York
Scotiabanc Inc.	Houston, Texas

Scotia International Limited	Nassau, Bahamas	$697
Scotiabank Anguilla Limited	The Valley, Anguilla

Scotiabank de Puerto Rico	Hato Rey, Puerto Rico	$740

Scotiabank El Salvador, S.A. (99.5%)	San Salvador, El Salvador	$384

Scotiabank Europe plc	London, England	$1,911

Scotiabank Peru S.A.A. (97.7%)	Lima, Peru	$1,713

Scotiabank Trinidad and Tobago Limited (50.9%)	Port of Spain, Trinidad	$213

(1)	The Bank owns 100% of the outstanding voting shares or each subsidiary unless otherwise noted. The listing includes major operating subsidiaries only.

(2)	In terms of current accounting standards, this entity is not consolidated as the Bank is not the primary beneficiary.

(3)	The carrying value of this subsidiary is included with that of its parent, Scotia Capital Inc.

(4)	The carrying value of this subsidiary is included with that of its parent, BNS Investments Inc.

Schedule B
CHARTER
THE BANK OF NOVA SCOTIA
AUDIT AND CONDUCT REVIEW COMMITTEE OF THE BOARD
The Audit and Conduct Review Committee of the Board of Directors (the “Committee”) has the responsibilities and duties as outlined below:
AUDIT
A.	Mandate

1.	To perform such duties as may be required by:
•	the Bank Act (the “Bank Act”) and the regulations thereunder; and

•	other applicable legislation and regulations including those of the Ontario Securities Commission and the Canadian Securities Administrators, the Toronto Stock Exchange, the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission and the Sarbanes-Oxley Act, 2002,
as more fully described under the heading “Duties” below.

2.	To assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities for:
•	the integrity of the Bank’s consolidated financial statements and related quarterly results press releases;

•	the Bank’s compliance with legal and regulatory requirements;

•	the system of internal control, including internal control over financial reporting and disclosure controls and procedures (“internal controls”);

•	the independent auditor’s qualifications and independence;

•	the performance of the Bank’s internal audit function and independent auditors; and

•	the preparation of a committee report for inclusion in the Bank’s proxy circular.
3.	To perform such other duties as may from time to time be assigned to the Committee by the Board.

4.	To act as the audit committee for any federally chartered Canadian financial institution beneficially owned by the Bank as determined by the Board.

B.	Authority

The Committee has authority to:
•	conduct or authorize investigations into any matters within its scope of responsibility;

•	retain, as appropriate and at the Bank’s expense, independent counsel, accountants or others to advise the Committee or assist in the conduct of an investigation;

•	meet with Bank officers, the external auditor or outside counsel, as necessary;

•	determine appropriate funding for independent advisors; and

•	communicate directly with the internal and external auditors.

C.	Duties

The Committee shall:

Financial Information
•	review the quarterly and annual consolidated financial statements of the Bank prior to approval by the Board and disclosure to the public; review should include discussion with management and the external auditor of significant issues, including significant accounting policies, regarding the financial results, accounting principles, practices and management estimates and judgments;

•	review the quarterly and annual Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) prior to review and approval by the Board;

•	review any material proposed changes in accounting standards and securities policies or regulation relevant to the Bank’s consolidated financial statements;

•	be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of all consolidated financial statements, related quarterly results press releases andfinancial information extracted or derived from the Bank’s consolidated financial statements and periodically assess the adequacy of these procedures;

•	review material financial press releases prior to public disclosure;

•	review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to public disclosure;

•	discuss significant financial risk exposures and the steps management of the Bank has taken to monitor, control and report such exposures;

•	review with management and the external auditor all matters required to be communicated to the Committee under generally accepted auditing standards;

•	review the Annual Information Form; and

•	review the process relating to and the certifications of the Chief Executive Officer and the Chief Financial Officer on the integrity of the Bank’s quarterly and annual consolidated financial statements.
Compliance
•	receive reports from management on the Bank’s compliance with legal and regulatory requirements and the effectiveness of the Bank’s compliance policies, including:
•	review the annual and other periodic reports of Group Compliance, including compliance with the Bank’s Guidelines for Business Conduct and any instances of material deviation therefrom with corrective actions taken;

•	review the quarterly report on litigation matters; and

•	review any plans to remediate any deficiencies identified;
•	review the annual letter of certification from the Chief Executive Officer on the Bank’s compliance with the Guidelines for Business Conduct;

•	review investments and transactions that could adversely affect the well-being of the Bank brought to its attention by the external auditor or by any officer of the Bank;

•	meet with representatives of the Office of the Superintendent of Financial Institutions Canada (“OSFI”) to discuss OSFI’s supervisory results;

•	meet with Bank management to review and discuss the Bank’s response to OSFI’s recommendations and suggestions pursuant to their supervisory activities;

•	review such returns as specified by OSFI; and

•	review and approve the mandate for Group Compliance.
Internal Controls
•	require Bank management to implement and maintain appropriate internal control procedures including anti-fraud controls and review, evaluate and approve these procedures;

•	receive and review reports from management and internal audit on the design and operating effectiveness of internal controls and any significant control breakdowns, including any reports concerning significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees who have a significant role in the Bank’s internal controls;

•	receive and review the external auditor’s audit report on the Bank’s internal controls over financial reporting as of the Bank’s year end; and

•	require management to establish procedures and review and approve the procedures established for processing complaints regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous submissions from employees, as part of the Bank’s Financial Reporting Whistleblower Program.
Anti-Money Laundering and Anti-Terrorist Financing Program
•	oversee the Bank’s Anti-Money Laundering and Anti-Terrorist Financing program;

•	review and approve the Bank’s Anti-Money Laundering / Anti-Terrorist Financing Policy and the Mandate of the Bank’s Chief Anti-Money Laundering Officer, and any significant changes thereto; and

•	meet with the Chief Anti-Money Laundering Officer to receive a report on the Anti-Money Laundering and Anti-Terrorist Financing Program.
Internal Audit
•	review and approve the annual audit plan, annual budgets and resources of the Chief Internal Auditor;

•	review the quarterly and other reports of the Chief Internal Auditor;

•	meet with the Chief Internal Auditor, or the officer or employee of the Bank acting in a similar capacity, and with the management of the Bank, to discuss the effectiveness of the Bank’s internal control procedures;

•	review and approve periodically the Charter for the Audit Department and the mandate for the Chief Internal Auditor;

•	review the annual performance appraisal of the Chief Internal Auditor;

•	review the objectivity of the Bank’s internal audit function; and

•	approve the appointment of the Chief Internal Auditor.
External Auditor
•	have responsibility for the oversight of the external auditor who reports directly to the Committee;

•	recommend to the Board the retention or termination of the Bank’s external auditor, subject to shareholder ratification;

•	review the annual audit plan and letter(s) of engagement;

•	at least annually review the report of the external auditor;

•	review and evaluate the external auditor’s qualifications, performance and independence, including a review and evaluation of the lead audit partner;

•	review and recommend to the Board the annual fee for the audit of the Bank’s consolidated financial statements;

•	review and pre-approve in accordance with established pre-approval policy, all services to be provided by the external auditor, including audit and audit related services and permitted tax and non-audit services;

•	review external auditor services pre-approved by the delegate of the Committee;

•	review annually the total fees paid to the external auditor by required categories;

•	at least annually, obtain and review a report from the external auditor describing:
•	the firm’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	to assess all relationships between the external auditor and the Bank that pertain to independence;
•	review the rotation plan for partners on the engagement;

•	meet with the external auditor and with management to discuss the quarterly and the annual consolidated financial statements including the Bank’s disclosure under MD&A;

•	review with the external auditor any audit problems or difficulties and management’s response;

•	discuss with the external auditor the OSFI returns, investments or transactions reviewed by the Committee pursuant to the Compliance responsibilities in this charter;

•	resolve any disputes between the external auditor and management; and

•	review and approve policies for the Bank’s employment of current and former employees or partners of the current or former external auditor.
Other Duties
•	provide for an open avenue of communication between internal audit, the external auditor and the Board of Directors;

•	meet separately, at least quarterly, with management, the Chief Internal Auditor and with the external auditor;

•	annually, review the charter for the Committee and evaluate the Committee’s effectiveness in fulfilling its mandate;

•	provide consent, where appropriate, for a director’s service on more than three audit committees of public company boards;

•	annually, approve a core plan of reports to be presented to the Committee on matters within its mandate; and

•	institute and oversee special investigations as needed.
CONDUCT REVIEW
D.	Mandate

1.	To perform the duties with respect to the Bank’s procedures for ensuring its transactions with its related parties comply with Part XI of the Bank Act and any regulations thereunder as more fully described under the heading “Duties” below.

2.	In the event a widely held bank holding company or insurance holding company has a significant interest in any class of shares of the Bank:
•	to establish policies for entering into transactions referred to in subsection 495.1(1) of the Bank Act, including transactions with a holding company or any other related party of the Bank that is an entity in which the holding company has a substantial investment; and

•	to review certain of the Bank’s transactions that are referred to in subsection 495.3(1) of the Bank Act including any transaction with a widely held insurance or bank holding company or any other related party in which they hold a substantial investment.
3.	To perform such duties as are required by the Bank Act to be dealt with by a committee of the Board concerning the monitoring of adherence to procedures for identifying potential conflicts of interest and for resolving such conflicts of interest, for restricting the use of confidential information, for providing disclosure of information to customers and for dealing with customer complaints as required under subsection 455(1) of the Bank Act, and as more fully described under the heading “Duties” below.

4.	To perform such other duties as are required under the Bank Act or by OSFI, or as may from time to time be assigned by the Board.

5.	To monitor and fulfill the compliance requirements of the Bank in respect of the Financial Consumer Agency of Canada.

6.	To act as the Conduct Review Committee for any federally chartered Canadian financial institution beneficially owned by the Bank as determined by the Board.

E.	Duties

1.	Establish criteria for determining whether the value of transactions with related parties of the Bank is nominal or immaterial to the Bank;

2.	Approve the terms and conditions of:
•	loans, other than margin loans, to senior officers of the Bank on terms and conditions more favourable to the senior officers than those offered to the public;

•	loans to spouses of senior officers of the Bank on the security of mortgages of the principal residences of such spouses on terms and conditions more favourable than those offered to the public;
3.	Approve the practice of the Bank making financial services, other than loans or guarantees, available to senior officers of the Bank or to spouses, or children who are less than 18 years of age of senior officers of the Bank, on terms and conditions more favourable than those offered to the public, provided the financial services are offered by the Bank to its employees on those favourable terms and conditions;

4.	Require Bank management to establish procedures to enable the Bank to verify that its transactions with related parties of the Bank comply with Part XI of the Bank Act and to review those procedures and their effectiveness. These procedures should, among other things, enable management to verify that:
•	all related party transactions are on terms and conditions at least as favourable to the Bank as market terms and conditions, other than transactions referred to in clauses 2 and 3 above; and

•	loans to full-time senior officers, other than margin loans and mortgages on their principal residences, do not exceed the greater of twice their annual salaries and $100,000; and

•	aggregate loans or guarantees to, and investments in the securities of any related party (subject to certain exceptions) do not exceed 2% of the Bank’s regulatory capital unless the approval of 2/3 of the Board has been obtained; and

•	aggregate loans or guarantees to, and investments in the securities of all related parties (subject to certain exceptions) do not exceed 50% of the Bank’s regulatory capital;
5.	Review the practices of the Bank to identify any transactions with related parties of the Bank that may have a material effect on the stability or solvency of the Bank;

6.	Monitor the procedures established by the Board to resolve conflicts of interest, including techniques for the identification of potential conflict situations, and to restrict the use of confidential information; and

7.	Monitor the procedures established by the Board to provide disclosure to customers of the Bank of information that is required to be disclosed by the Bank Act, and for dealing with and reporting complaints made by customers of the Bank who have requested or received products or services in Canada and to satisfy itself that these procedures are being adhered to by the Bank.

COMMITTEE OPERATIONS
F.	Reporting
     After each meeting of the Committee, the Committee is required to report to the Board on matters reviewed by the Committee.
     The Chair of the Committee shall review, for completeness, the Board’s report with respect to conduct review matters to the Superintendent of Financial Institutions on the Committee’s activities during the year. This report must be filed within 90 days after the Bank’s financial year-end.
     The Committee shall review and assess the adequacy of this Charter on an annual basis and report the results of this review to the Corporate Governance and Pension Committee of the Board.
G.	Composition
     Structure
     The Committee shall consist of a minimum of 3 Directors, a majority of whom shall be resident Canadians.
     Each member must be financially literate or become financially literate within a reasonable period of time subsequent to his/her appointment to the Committee. At least one member must be a financial expert and at all times a majority of members must be financially literate.
     Independence
     No member of the Committee may be a current or former officer or employee of the Bank or of any of its subsidiaries or affiliates. No member may be a person who is affiliated with the Bank or any of its subsidiaries or affiliates or be related or non-independent as determined by the Board for the purposes of the NYSE Corporate Governance Rules or Multilateral Instrument 52-110. No member may hold 5% or more of the voting shares of the Bank.
     Directors’ fees (annual retainer and/or attendance fees) are the only compensation a member of the Committee may be paid by the Bank.
     Appointment of Committee Members
     Members of the Committee are appointed or reappointed annually by the Board, such appointments to take effect immediately following the annual meeting of the shareholders of the Bank. Members of the Committee shall hold office until their successors are appointed, or until they cease to be Directors of the Bank.
     Vacancies
     Vacancies may be filled for the remainder of the current term of appointment of members of the Committee by the Board, subject to the requirements under the headings “Structure” and “Independence” above.
     Appointment and Qualifications of Committee Chair
     The Board shall appoint from the Committee membership, a Chair for the Committee to preside at meetings. In the absence of the Chair, one of the other members of the Committee present shall be chosen by the Committee to preside at that meeting.

     The Chair for the Committee must have all of the qualifications for Committee membership and have accounting or related financial management expertise.
H.	Meetings
     Calling of Meetings
     Meetings of the Committee may be called by the Chair, by any member of the Committee or the external auditor. Members may participate in meetings in person or by telephone, electronic or other communications facilities.
     The Committee shall not transact business at a meeting unless a majority of the members present are resident Canadians except where:
•	a resident Canadian member who is unable to be present approves in writing or by telephone, electronic or other communications facilities the business transacted at the meeting; and

•	a resident Canadian majority of members would have been present if the absent member had been present.
     Written resolutions in lieu of a meeting are not permitted.
     The external members of the Committee shall meet immediately prior to and/or following the conclusion of the regular agenda matters.
     The Committee may invite any director, officer or employee or any other person to attend meetings to assist the Committee with its deliberations.
     Notice of Meetings
     Notice of meeting of the Committee shall be sent by prepaid mail, by personal delivery or other means of transmitted or recorded communication or by telephone at least 12 hours before the meeting to each member of the Committee at the member’s address or communication number last recorded with the Secretary. A Committee member may in any manner waive notice of a meeting of the Committee and attendance at a meeting is a waiver of notice of the meeting, except where a member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called.
     Notice to the Internal Auditor and External Auditor
     The Chief Internal Auditor and the external auditor are entitled to receive notice of every meeting of the Committee and, at the expense of the Bank, to attend and be heard at each meeting and to have the opportunity to discuss matters with the independent directors, without the presence of management.
     Frequency
     The Committee shall meet at least quarterly.
     Quorum
     The quorum for a meeting of the Committee shall be 40% of the number of members, subject to a minimum of 2 members.
Secretary and Minutes
     The Secretary or, in the absence of the Secretary, an Assistant Secretary of the Bank shall act as Secretary of the Committee.

     Minutes of meetings of the Committee shall be recorded and maintained by the Secretary and subsequently presented to the Committee and to the Board, if required by the Board.
This Charter was last reviewed and approved by the Board on June 29, 2010.